Exhibit 23.1

To the Audit Committee

OPNET Technologies, Inc.

We consent to the incorporation by reference in Registration Statements No. 333-81504 and 333-44430 of OPNET Technologies, Inc. on Form S-8 of our report dated December 16, 2004, accompanying the financial statements of Altaworks Corporation as of September 30, 2004 and December 31, 2003, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the nine months ended September 30, 2004 and the year ended December 31, 2003 contained in the Form 8-K/A of OPNET Technologies, Inc. dated October 12, 2004, filed with Securities and Exchange Commission on December 28, 2004.

/s/ CARLIN, CHARRON & ROSEN, LLP

Westborough, Massachusetts

December 28, 2004